Filed Pursuant to Rule 433
Registration No. 333-122139
Pricing Term Sheet

The Walt Disney Company
4.70% Global Notes Due 2012

Issuer:	The Walt Disney Company

Title of Securities:	4.70% Global Notes Due 2012

Ratings:	A2 / A

Trade Date:	November 29, 2007

Settlement Date (T+3):	December 4, 2007

Maturity Date:	December 1, 2012

Aggregate Principal Amount Offered:	$750,000,000

Price to Public (Issue Price):	99.772% plus accrued interest, if any, from December 4, 2007

Interest Rate:	4.70% per annum

Interest Payment Dates:	Semi-annually on each June 1 and December 1, commencing on June 1, 2008.

Additional Amounts:	Upon certain customary events, the Company may be required to pay as additional interest certain additional amounts in respect of certain tax withholdings.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 20 basis points.

Tax Redemption:	Redeemable at the Company’s option at 100% of the principal amount of the notes upon certain customary tax events.

Joint Bookrunners:	Banc of America Securities LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	BMO Capital Markets Corp. Mitsubishi UFJ Securities International plc

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-866-500-5408.